Exhibit 21.1

Art’s-Way Manufacturing Co., Inc. and Subsidiaries

As of November 30, 2015

Company	Jurisdiction of Formation

Art’s-Way Manufacturing International LTD	Canada
Art’s-Way Scientific, Inc.	Iowa
Art’s-Way Vessels, Inc.	Iowa
Ohio Metal Working Products/Art’s Way, Inc.	Ohio
Universal Harvester by Art’s-Way, Inc.*	Iowa

All Art’s-Way Manufacturing Co., Inc. subsidiaries are wholly-owned.

*Effective on November 30, 2015, Universal Harvester by Art’s-Way, Inc. merged into Art’s-Way Manufacturing, Co., Inc.